UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

STEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STEC, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2009

TO THE SHAREHOLDERS OF STEC, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STEC, Inc., a California corporation (the “Company”), will be held on Wednesday, May 27, 2009, at 8:00 a.m. local time at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect seven directors to serve on the Company’s Board of Directors until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. All shareholders of record at the close of business on April 10, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, your vote is very important regardless of the number of shares you own. Please read the enclosed proxy statement carefully, and then sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification such as a driver’s license or passport, and proof of ownership of STEC’s common stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

Manouch Moshayedi

Chief Executive Officer and

Chairman of the Board of Directors

Santa Ana, California

April 21, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR STEC’S ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2009.

STEC’S Proxy Statement and 2008 Annual Report on Form 10-K are available at http://www.stec-inc.com/proxy.

STEC, INC.

3001 Daimler Street

Santa Ana, California 92705-5812

(949) 476-1180

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2009

The enclosed proxy is solicited on behalf of the Board of Directors of STEC, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 27, 2009, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612.

Your vote at the 2009 annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the 2009 annual meeting and was prepared by our management for the Board of Directors. This proxy statement and the accompanying proxy card were first sent on or about April 21, 2009 to all shareholders entitled to vote at the 2009 annual meeting.

GENERAL INFORMATION ABOUT VOTING

Who can attend the meeting?

Attendance at the 2009 annual meeting is limited to the Company’s shareholders of record or a beneficial owner as of April 10, 2009. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:45 a.m. and you should be prepared to present photo identification for admittance. If you are the shareholder of record, that is your shares are registered in your own name through our transfer agent, your name will be verified against the list of shareholders of record prior to your being admitted to the 2009 annual meeting. If you hold your shares in “street name”, that is, your shares are held in the name of a brokerage firm, bank or other nominee, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned STEC stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the 2009 annual meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on April 10, 2009. On April 10, 2009, the record date for determination of shareholders entitled to notice of and to vote at the 2009 annual meeting, 48,425,300 shares of our common stock were issued and outstanding. You get one vote for each share of common stock. You may not cumulate votes in the election of directors. The enclosed proxy card shows the number of shares you can vote. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

How do I vote?

If you are a shareholder of record, you may vote by following the instructions on the enclosed proxy card to vote on each proposal to be considered at the 2009 annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. Signing and returning the proxy card does not affect the right to vote in person at the 2009 annual meeting.

If your shares are held in street name, in lieu of a proxy card you should receive a voting instruction form by mail from the brokerage firm, bank or other nominee that holds your shares. Shareholders whose shares are registered in the name of a brokerage firm or bank may be eligible to vote electronically through the Internet or by telephone. A large number of brokerage firms and banks are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online and telephone program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firm or bank is participating in Broadridge’s program.

If you are a shareholder of record, you may also vote your shares in person at the 2009 annual meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the 2009 annual meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2009 annual meeting.

How do I find electronic proxy materials?

This proxy statement and the Annual Report on Form 10-K are available at http://www.stec-inc.com/proxy.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated and timely returned will be counted in the quorum and voted.

Can I revoke or change my vote after I return my proxy card?

If your shares are held in your name, you may revoke or change your vote at any time before the 2009 annual meeting by either filing with Mark Moshayedi, our Corporate Secretary, at our principal executive offices at 3001 Daimler Street, Santa Ana, California 92705-5812, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. If you attend the 2009 annual meeting and vote by ballot, any proxy card that you submitted previously to vote the same shares will be revoked automatically and only your vote at the 2009 annual meeting will be counted.

If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the 2009 annual meeting. Please note that your vote in person at the 2009 annual meeting will not be effective unless you have obtained and present a proxy card issued in your name from the record holder.

What constitutes a quorum?

For business to be conducted at the 2009 annual meeting, a quorum must be present. The presence at the 2009 annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker, bank or other nominee that are represented at the 2009 annual meeting, but with respect to which such broker, bank or other nominee is not instructed to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the 2009 annual meeting will be adjourned to a subsequent date for the purpose of obtaining a quorum.

What vote is required for each proposal?

For Proposal No. 1, the seven nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions will have no effect on the outcome of the election of nominees for director. Additionally, the election of directors is a matter on which a broker, bank or other nominee is generally empowered to vote, and therefore no broker non-votes will exist in connection with Proposal No. 1.

Proposal No. 2 requires the approval of (i) the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the 2009 annual meeting, and (ii) the affirmative vote of a majority of the required quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes “FOR” or “AGAINST” the proposal. However, abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote “AGAINST” the proposal.

Brokers, banks and other nominees that have not received voting instructions from their clients do not have discretionary authority to vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on other proposals. The ratification of the appointment of the independent registered public accounting firm for 2009 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal No. 2.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the 2009 annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If the proxy card is properly signed, dated and returned, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign, date and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote “FOR” each of the director nominees and “FOR” Proposal No. 2, and in the discretion of the proxy holders as to any other matters that may properly come before the 2009 annual meeting.

What if other matters come up at the 2009 Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the 2009 annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Who pays for this proxy solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

SHAREHOLDER PROPOSALS

Shareholder proposals that are intended to be presented at our 2010 annual meeting and included in our proxy materials relating to the 2010 annual meeting must be received by Mark Moshayedi, Corporate Secretary, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812 no later than December 22, 2009, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All shareholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2010 annual meeting.

If a shareholder wishes to present a proposal at our 2010 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2010 annual meeting, the shareholder must give advance notice to us prior to the deadline for the annual meeting. In order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 7, 2010, which is 45 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. However, in the event that the 2010 annual meeting is called for a date which is not within thirty days of the anniversary of the date of the 2009 annual meeting, shareholder proposals intended for presentation at the 2010 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the date on which public announcement of the date of the 2010 annual meeting is first made. If a shareholder gives notice of such proposal after March 7, 2010, then the proxy solicited by the Board of Directors for the 2010 annual meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such shareholder proposal.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring shareholder action. Proposal No. 1 requests the election of seven directors to our Board of Directors. Proposal No. 2 requests ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Each of the proposals are discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven persons. All seven positions on our Board of Directors are to be elected at the 2009 annual meeting. Each of the current directors has been nominated for re-election to serve for a one-year term or until their successors are duly elected and qualified.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors’ seven director nominees below. Proxies cannot be voted for more than the seven named director nominees.

Each director nominee for election has agreed to serve if elected, and we have no reason to believe that any director nominee will be unavailable to serve. If any director nominee is unable or declines to serve as a director at the time of the 2009 annual meeting, the proxy holders will vote for a director nominee designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the director nominees named below.

The names of the director nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position
Manouch Moshayedi (2)	50	1990	Chief Executive Officer and Chairman of the Board of Directors

Mark Moshayedi (2)	47	1992	President, Chief Operating Officer, Chief Technical Officer, Secretary and Director

Dan Moses	41	2000	Director

Rajat Bahri (1)	44	2005	Director

F. Michael Ball (1)	53	2000	Director

Christopher W. Colpitts	41	2009	Director

Matthew L. Witte (1)	51	2009	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Equity Awards Committee

Manouch Moshayedi, a co-founder of STEC, has served as our President or Chief Executive Officer and Chairman of the Board of Directors since our inception in March 1990. From our inception in March 1990 to September 1994, Mr. Moshayedi also served as our Chief Financial Officer. Mr. Moshayedi is the brother of Mark Moshayedi, who is an executive officer and director.

Mark Moshayedi has served as a director since March 1992 and our Chief Operating Officer, Chief Technical Officer and Secretary since January 1995 and our President since March 2007. From June 1994 to December 1994, Mr. Moshayedi served as our President of Research and Development. From April 1992 to June 1994, Mr. Moshayedi served as our Senior Vice President. Mr. Moshayedi is the brother of Manouch Moshayedi, who is an executive officer and director.

Dan Moses served as our Chief Financial Officer from August 1994 and Executive Vice President from August 2006 until his retirement from those positions in November 2008. Mr. Moses remained employed with STEC from November 2008 to January 2009 to assist in the transition of his successor. Mr. Moses has served as a director since March 2000. From October 1992 to August 1994, Mr. Moses served as our Controller. Before joining STEC, Mr. Moses was a Senior Auditor with PricewaterhouseCoopers LLP from June 1990 to October 1992.

Rajat Bahri joined STEC as a director and member of our Audit, Compensation and Nominating and Corporate Governance Committees in November 2005. Since January 2005, Mr. Bahri has been Chief Financial Officer of Trimble Navigation Limited, a publicly-traded company that provides advanced positioning product solutions. Prior to joining Trimble, Mr. Bahri served for more than 15 years in various capacities within the financial organization of several subsidiaries of Kraft Foods, Inc. and General Foods Corporation. Most recently, he served as the chief financial officer for Kraft Canada, Inc. From June 2000 to June 2001, Mr. Bahri served as chief financial officer of Kraft Pizza Company. From 1997 to 2000, Mr. Bahri was Operations Controller for Kraft Jacobs Suchard Europe.

F. Michael Ball joined STEC as a director and member of our Audit and Compensation Committees in October 2000. Mr. Ball was appointed as a member of our Nominating and Corporate Governance Committee in February 2004. Since February 2006, Mr. Ball has been President of Allergan, Inc., a publicly-traded pharmaceutical company. From October 2003 to January 2006, Mr. Ball was Executive Vice President and President, Pharmaceuticals, of Allergan, Inc. From April 1996 to September 2003, Mr. Ball was Corporate Vice President and President, North America Region of Allergan, Inc.

Christopher W. Colpitts joined STEC as a director in March 2009. Since May 2006, Mr. Colpitts has been the Managing Director and Global Head of Technology Investment Banking at Deutsche Bank. Prior to this, he spent nine years at Lehman Brothers, most recently as Managing Director and Global Head of Electronics Investment Banking.

Matthew L. Witte joined STEC as a director and member of our Audit, Compensation and Nominating and Corporate Governance Committees in January 2009. Mr. Witte is a founding partner of Marwit Capital, LLC, a private equity firm, since January 1994. In addition, Mr. Witte is currently one of two Managing Partners of the firm’s current fund – Marwit Capital Partners II, L.P. – where he is responsible for the fund’s management and final investment decisions.

Vote Required

The seven director nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director nominee are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under California law.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

PricewaterhouseCoopers LLP has been selected by our Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If ratification of this selection is not approved by a majority of the shares of common stock voting thereon, our Audit Committee will review its future selection of independent registered public accounting firms; however, the Audit Committee may select PricewaterhouseCoopers LLP, notwithstanding the failure of the shareholders to ratify its selection. In addition, even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our shareholders.

Accountant Fees and Services

During the fiscal years ended December 31, 2008 and 2007, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to us as follows:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees – Aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, financial statement and statutory audits for our subsidiaries and services that are normally provided in connection with statutory and regulatory filings or engagements for the 2008 and 2007 fiscal years.	$984,000	$847,000

Audit-Related Fees – Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which are not reported under “Audit Fees” above, including fees for consultation on possible acquisitions and review of incentive grant reimbursement submissions to foreign governmental agencies.	$11,000	$10,000

Tax Fees – Aggregate fees billed for tax compliance, tax advice and tax planning, including transfer pricing consultation.	$0	$0

All Other Fees – Aggregate fees billed for products and services provided other than as described in the preceding three categories.	$0	$0

Total Fees	$995,000	$857,000

Our Audit Committee has considered whether provision of the above services other than audit services is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2009 annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is specific to the particular service or category of services and is generally subject to a specific budget. In addition, the Audit Committee has delegated pre-approval authority to its Chairman who, in turn, must report any pre-approval decisions to the Audit Committee at its next scheduled regular meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the 2008 and 2007 services described above were pre-approved in accordance with these policies.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the 2009 annual meeting together with the affirmative vote of a majority of the required quorum.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented at the 2009 annual meeting. If any other business is properly brought before the 2009 annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of our Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of April 10, 2009.

Name	Age	Position
Manouch Moshayedi (2)	50	Chief Executive Officer and Chairman of the Board of Directors

Mark Moshayedi (2)	47	President, Chief Operating Officer, Chief Technical Officer, Secretary and Director

Raymond D. Cook	48	Chief Financial Officer

Dan Moses	41	Director

Rajat Bahri (1)	44	Director

F. Michael Ball (1)	53	Director

Christopher W. Colpitts	41	Director

Matthew L. Witte (1)	51	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Equity Awards Committee

Manouch Moshayedi.    See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Mark Moshayedi.    See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Raymond Cook has served as our Chief Financial Officer since November 2008. From May 2005 to November 2008, Mr. Cook was the Vice President of Finance and Corporate Controller at Mindspeed Technologies, Inc., a publicly-traded semiconductor networking solutions provider. Mr. Cook also served as interim Chief Financial Officer for Mindspeed from April 2008 to July 2008. From July 2003 to May 2005, Mr. Cook served as Mindspeed’s Executive Director – Controller. From April 1999 to July 2003, Mr. Cook was the Executive Director, Accounting/External Reporting for Conexant Systems, Inc., a provider of solutions for imaging, video, audio, and Internet connectivity applications.

Dan Moses.    See “Proposal No. 1: Election of Directors” for Mr. Moses’ biography.

Rajat Bahri.    See “Proposal No. 1: Election of Directors” for Mr. Bahri’s biography.

F. Michael Ball.    See “Proposal No. 1: Election of Directors” for Mr. Ball’s biography.

Christopher W. Colpitts.    See “Proposal No. 1: Election of Directors” for Mr. Colpitts’ biography.

Matthew L. Witte.    See “Proposal No. 1: Election of Directors” for Mr. Witte’s biography.

Relationships Among Executive Officers and Directors

Our executive officers are elected by the Board of Directors on an annual basis and serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Except as otherwise disclosed in their respective biography, there are no family relationships among any of the directors or executive officers of STEC.

CORPORATE GOVERNANCE

Director Independence

In determining whether or not a director or director nominee is independent, STEC uses the standards for director independence pursuant to Nasdaq listing standards. The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” A member of the Board of Directors is not considered independent under the objective standards if, for example, he is employed by STEC. The subjective test requires that each independent director not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors concluded that Rajat Bahri, F. Michael Ball, Christopher W. Colpitts, and Matthew L. Witte, each of our current non-employee directors, is an independent director under Nasdaq rules. In addition, our Board of Directors also determined that Vahid Manian and James J. Peterson, who served as our non-employee directors during 2008, were independent under Nasdaq rules. In determining that each of the non-employee directors is independent, our Board of Directors considered, among other things, the types and amounts of the commercial dealings, if any, between us and the companies and organizations with which the non-employee directors are affiliated. In making this determination, our Board of Directors considered the fact that Mr. Colpitts is the Managing Director and Global Head of Technology Investment Banking at Deutsche Bank. STEC engages a different division of Deutsche Bank to provide cash management services. The fees paid to Deutsche Bank for cash management services do not benefit the investment banking division or Mr. Colpitts. Our Board of Directors determined that this relationship would not interfere with the exercise of independent judgment by Mr. Colpitts in carrying out his responsibilities as a director. Manouch Moshayedi, Mark Moshayedi and Dan Moses did not qualify as independent directors because they are or were employees of STEC.

In addition, our Board of Directors has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under Nasdaq Marketplace Rule 4200, and

•	all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of our management at least twice per year and from time to time as they deem necessary or appropriate.

Board of Directors

Our Board of Directors is currently comprised of seven members. Each director currently serves until the next annual meeting of shareholders or until his successor is duly elected and qualified. At each annual meeting of shareholders, the directors’ successors will be elected to serve until the next annual meeting of shareholders. In addition, our bylaws provide that the authorized number of directors will be between four and seven, with the exact number to be determined by a majority of our Board of Directors or shareholders.

Our Board of Directors held 8 meetings in 2008 and also acted at various times by unanimous written consent without a meeting. Members of our Board of Directors and its committees also consulted informally with management from time to time during 2008. During 2008, all of our incumbent directors attended or participated in 75% or more of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board of Directors on which each such director served, during the period for which each such director served.

Although we do not have a policy with regard to attendance by members of the Board of Directors at our annual meeting of shareholders, it is customary for all members of the Board of Directors to attend. Four of our then-current directors were present for our 2008 annual meeting held on May 28, 2008.

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Equity Awards Committee. The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee have written charters approved by the Board of Directors. A copy of each charter can be found under the “Investor Relations” section of our website at www.stec-inc.com. The current members of each committee are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Equity Awards Committee

Manouch Moshayedi				Chair
Mark Moshayedi				X
F. Michael Ball	X	Chair	X
Rajat Bahri	Chair	X	X
Matthew L. Witte	X	X	Chair

Vahid Manian also served on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee during 2008 until his resignation effective at the end of December 31, 2008. James Peterson also served on the Audit Committee, Compensation Committee, and was Chair of the Nominating and Corporate Governance Committee during 2008 until his resignation effective March 5, 2009.

Audit Committee – The Audit Committee is responsible for reviewing financial information which will be provided to shareholders and others, the systems of internal controls which management and our Board of Directors have established, the performance and selection of our independent registered public accounting firm, our audit and financial reporting processes, and our accounting practices. The Audit Committee operates under a written charter adopted by our Board of Directors, and the Audit Committee reviews and confirms the adequacy of such charter on an annual basis. Our Audit Committee met in March 2009 in connection with the audit of our 2008 financial statements. During 2008, our Audit Committee held 12 meetings and also acted at various times by unanimous written consent without a meeting. The Board of Directors has determined that Mr. Bahri is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee – The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2000 Stock Incentive Plan, including the approval of grants under such plan to our employees, consultants and directors. During 2008, our Compensation Committee held 10 meetings and also acted at various times by unanimous written consent without a meeting.

Nominating and Corporate Governance Committee – The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning STEC’s corporate governance policies and for recommending to the Board of Directors candidates for election to the Board of Directors. During 2008, our Nominating and Corporate Governance Committee held 5 meetings. The Nominating and Corporate Governance Committee recommended to the Board of Directors the nomination of directors for the 2009 annual meeting. When considering a potential candidate for membership on the Board of Directors, the Nominating and Corporate Governance Committee considers the candidates’ relevant business and industry experience, financial acumen, demonstrated character and judgment, prior experience serving as a director, willingness to be involved and ability to bring to the company experience and knowledge in areas that are most beneficial to the company. Based on the composition of the Board of Directors and our company’s needs, the Nominating and Corporate Governance Committee will also consider whether the candidate qualifies as an independent director under the Nasdaq listing standards. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of our shareholders and us. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the Board of Directors. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

The Nominating and Corporate Governance Committee will also consider recommendations for nominees to the Board of Directors submitted by shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit the candidate’s name, appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination to the Nominating and Corporate Governance Committee in care of Mark Moshayedi, Corporate Secretary, at the following address: STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

Equity Awards Committee – The Equity Awards Committee has separate but concurrent jurisdiction with the Compensation Committee to make option grants, restricted stock unit and other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals other than executive officers and the non-employee members of our Board of Directors. The Equity Awards Committee held no meetings in 2008, but acted at various times by unanimous written consent without a meeting. The Equity Awards Committee does not operate under a formal written charter.

Our Board of Directors may establish other committees to facilitate the management of our business.

Shareholder Communications with the Board of Directors

Shareholders can contact our Board of Directors through written communication sent by certified mail to Board of Directors c/o Corporate Secretary, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812. Our Corporate Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within STEC for review and possible response. From time to time our Board of Directors may change the process by which shareholders may communicate with the Board of Directors. Such changes will be posted to our website at www.stec-inc.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website at www.stec-inc.com. The information on our website is not incorporated by reference in this Proxy Statement. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any of our directors and executive officers on that website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Messrs. Bahri, Ball, Peterson and Manian (who resigned as a director effective the end of December 31, 2008) served as members of our Compensation Committee. None of these members of the Compensation Committee has at any time been an officer or employee of STEC.

Except as indicated below, none of our current executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Manouch Moshayedi and Mark Moshayedi are significant beneficial owners of MDC Land Corporation, MDC Land LLC, and QualCenter, Inc., all of which are privately-held entities. In addition, Manouch Moshayedi and Mark Moshayedi are each a director, executive officer and/or manager of each of these companies. For additional information concerning transactions involving members of the Board of Directors, see “Certain Relationships and Related Transactions.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, we believe that for the reporting period from January 1, 2008 to December 31, 2008, our executive officers and the non-employee members of our Board of Directors complied with all their reporting requirements under Section 16(a).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This section explains our 2008 compensation program as it relates to the following named executive officers:

Name	Position
Manouch Moshayedi	Chief Executive Officer and Chairman of the Board

Raymond Cook	Chief Financial Officer*

Dan Moses	Chief Financial Officer and Executive Vice President*

Mark Moshayedi	President, Chief Operating Officer, Chief Technical Officer and Secretary

*	Mr. Moses retired as our Chief Financial Officer and Executive Vice President effective the end of November 10, 2008 and Mr. Cook became our Chief Financial Officer effective November 11, 2008. Mr. Moses remained employed until January 2009 to assist with the transition of Mr. Cook as Chief Financial Officer.

General Philosophy and Objectives

Our executive compensation program is intended to attract, motivate and retain talented executive officers to improve the financial position of the company, to hold executives accountable for the performance of the functions for which they are responsible, to create near-term and long-term value for our shareholders and link compensation with company performance. Our compensation decisions with respect to executive officer total annual compensation is affected by (a) the executive’s individual performance, (b) the executive’s level of responsibility and function within the company, (c) the overall performance and profitability of the company, (d) the company’s effective execution of its strategic initiatives, and (e) our assessment of the competitive marketplace for executive officers in comparable positions, including businesses of similar size and complexity within the technology market. Our Compensation Committee regularly reviews the elements of our executive officer compensation program and makes changes thereto when it believes necessary or in the best interest of the company.

The goal of our executive compensation program is to insure that total direct compensation for our executive officers is within industry norms. The Compensation Committee believes that industry norms generally fall between the 50th and the 75th percentile of the executive officer compensation practices of businesses of similar size and complexity within the technology market. We examined our pay practices against other technology companies within a $200 million and $400 million revenue range to reflect positions of similar scope as our defined market. The Compensation Committee intends to utilize the cash incentive and equity components to provide each executive officer with total direct compensation opportunity for the year that is within such industry norms. However, the Compensation Committee does not attempt to target individual components of compensation at any specific percentile of the levels of compensation in effect for other executives in comparable positions in the industry. The Compensation Committee believes that an effective executive compensation program should permit the flexibility to award total direct compensation that may be above industry norms when company performance exceeds expectations, and if company performance is below expectations, total direct compensation may be reduced to below industry norms. Accordingly, the total direct compensation of each of our executive officers is driven in part by our financial results, and reflects our growing commitment toward a pay-for-performance compensation philosophy.

Role of Compensation Committee

Role and Authority. Our Compensation Committee administers the compensation program for our executive officers and establishes the overall compensation philosophy for executive officers. The role of the

Compensation Committee is to review, recommend and approve the base salaries, any bonuses, other cash compensation or perquisites of the executive officers. The Compensation Committee also administers our 2000 Stock Incentive Plan with respect to all executive officers and has the exclusive authority to make awards to them under the 2000 Stock Incentive Plan. The Compensation Committee also reviews and recommends to the Board of Directors for approval, or approve as appropriate, new incentive compensation plans and equity-based compensation plans and any changes to or modifications of existing incentive compensation plans and equity-based compensation plans. The Compensation Committee periodically reviews and recommends to the Board of Directors for consideration and approval any changes in director compensation for our non-employee directors. The members of our Compensation Committee are Rajat Bahri, F. Michael Ball and Matthew L. Witte, each of whom is an independent, non-employee director as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and each of whom also meet applicable federal securities and Nasdaq listing requirements to qualify as an independent director. In addition, our Compensation Committee is also comprised exclusively of “outside directors” in accordance with Section 162(m) of the Internal Revenue Code.

Role of Executive Officers in Compensation Decisions. The Compensation Committee periodically meets with members of senior management to discuss and review our compensation program, practices and packages for executives, other employees and directors. The Compensation Committee annually evaluates the performance of our chief executive officer and determines and approves the total compensation based on this evaluation in light of the philosophy and objectives of our executive compensation program. Our chief executive officer makes compensation recommendations to the Compensation Committee with respect to our other executive officers. Our chief executive officer is not involved with any aspect of determining his own pay. Executive officers are generally not present at the time of compensation deliberations held by the Compensation Committee. The Compensation Committee considers, but is not bound to and does not always accept, any of management’s recommendations with respect to executive compensation.

Delegation. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board of Directors or by applicable law, rule or regulation, to any other committee of directors appointed by it, which may or may not be composed of members of the Compensation Committee. The Board of Directors may also delegate two or more of our directors with the authority to make option grants or other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals who are not executive officers or board members, provided that the Compensation Committee or Board of Directors sets guidelines on the authority of such executive officers to make grants. Our Board of Directors has established the Equity Awards Committee, consisting of Manouch Moshayedi and Mark Moshayedi, with limited authority to make option grants and other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals other than executive officers and non-employee board members. The Equity Awards Committee may not grant more than 20,000 options or 5,000 shares of other stock-based awards to any one individual, nor grant more than 100,000 options and 20,000 shares of other stock-based awards in the aggregate in any one month.

Use of Consultants. The Compensation Committee has the authority to engage its own independent advisors, including compensation consultants, to assist in carrying out its responsibilities. During 2007, the Compensation Committee undertook an extensive review of our executive compensation arrangements and executive compensation philosophy and implemented changes in our executive compensation arrangements in 2008. In connection with this review, the Compensation Committee engaged Radford Surveys + Consulting, an Aon Consulting Company, as its independent compensation consultant. Radford was retained to conduct a review and analysis of our executive compensation program and to provide advice and recommendations on competitive market practices and the appropriateness and merit of specific compensation decisions. Radford participates in meetings with the Compensation Committee and also communicates with the chair of the Compensation Committee outside of meetings. Radford has not provided any other services to us nor have they received any compensation other than with respect to the services provided to the Compensation Committee.

Comparative Market Information. For purposes of evaluating competitive market practices, Radford provided an analysis of the executive officer compensation practices within the market consisting of broad high technology companies and semiconductor companies with revenues from $200 million to $400 million. We believe this market guide reflects the market where we will compete for executive talent, reflective of positions of similar business scope, complexity and accountability and reflective of the skills and experience required of our executive team to be successful in leading the business for our shareholders. The Compensation Committee recognizes that comparable market information may not be directly applicable to us given that several of our executive officers are founders and beneficial holders of a significant equity position in the company. Therefore, the positions of our executive officers were compared with those of their counterparts in the market, and the market compensation levels for comparable positions were used only as a guide and point of reference for determining overall compensation. While the Compensation Committee reviews the individual elements of compensation for the market in determining the reasonableness of our executive compensation, it generally does not set each item of compensation levels by reference to any certain percentile or benchmark within the market.

Elements of Compensation

Our executive compensation program consists of a mix of the following elements: (i) base salary, (ii) annual cash incentives, (iii) long-term incentive compensation, such as equity awards, (iv) perquisites (for those longer-term executives who have historically received such benefits) and generally available benefit programs and (v) post-employment benefits. Our executives also participate in certain other benefits, such as general health, life and disability insurance plans and our tax-qualified 401(k) defined contribution plan, most of which are generally available to all salaried employees.

The Compensation Committee determines the mix and weighting of each of our compensation elements. However, the Compensation Committee assigns no specific weight to any of the individual compensation elements in establishing total executive compensation. Rather, the amount of each compensation element is intended to vary with position and level of responsibility, and is designed to motivate a focus on overachievement. As a result, direct total compensation should vary from year to year based on company and individual performance. In addition, in determining the appropriate levels of compensation to be paid to executive officers, the Compensation Committee does not generally factor in amounts realized from prior compensation. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Base Salary

We believe that it is important that the total cash compensation paid to our executive officers remains at a competitive level to enable us to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. Base salary has generally been the most significant portion of our compensation package to our executive officers. Base salary levels are designed primarily to provide the competitive compensation required to attract and retain executives with the talents, skills and experience necessary to drive company success. Base salaries may be adjusted each year on the basis of the executive’s experience, skill set, performance level and contributions to the company’s overall success, as well as the competitive marketplace for executives in comparable positions. Adjustments to base salary may be contingent on company performance in any given year. The relative weight given to each factor varies with each executive officer in the sole discretion of the Compensation Committee. Although base salaries for executive officers are reviewed annually or upon changes in responsibilities, there is no assurance of any salary adjustment for any executive officer on an annual basis. In addition, the Compensation Committee believes that it is important to provide executive officers with a certain level of compensation stability and certainty each year. Therefore, the Compensation Committee generally does not expect that base salaries will change substantially from year to year absent extraordinary circumstances, such as a significant increase in responsibilities, change in compensation practices in the market for executive talent or promotion. We believe that base salary will over time comprise a smaller portion of total direct compensation as the company continues to move toward a pay-for-performance policy.

Following the Compensation Committee’s review of our executive compensation arrangements in 2007, the Compensation Committee approved a $15,000 increase to the 2008 annual base salaries of Manouch Moshayedi, Dan Moses and Mark Moshayedi in March 2008 to be retroactively effective as of January 1, 2008. This salary increase was intended to primarily offset a portion of the overall reduction in their perquisites for 2008 as further described below. As a result, the 2008 base salaries of Manouch Moshayedi, Dan Moses and Mark Moshayedi were set at $515,000, $390,000 and $455,000, respectively. Prior to this increase, the base salaries for Manouch Moshayedi and Mark Moshayedi had been kept at 2005 levels and for Dan Moses at 2006 level.

In connection with the appointment of Raymond Cook as our new Chief Financial Officer in November 2008, the Compensation Committee set Mr. Cook’s annual base salary at $235,000. In setting Mr. Cook’s base salary, the Compensation Committee evaluated comparative market information previously supplied by Radford of the executive officer compensation practices within the market consisting of broad high technology companies and semiconductor companies with revenues from $200 million to $400 million, solicited the input and recommendation of Manouch Moshayedi and considered Mr. Cook’s overall qualifications, including his financial and accounting experience, the extent of prior experience serving in a chief financial officer position, and previous roles and responsibilities with prior public companies.

In March 2009, the Compensation Committee determined that it was appropriate to make an adjustment in the base salary for Mr. Cook to maintain it at a more competitive level following its review of updated general compensation survey data from Radford. Accordingly, the Compensation Committee approved a $15,000 increase in Mr. Cook’s annual base salary to $250,000 to be retroactively effective as of January 1, 2009. The Compensation Committee determined not to make any adjustments in the base salaries for Manouch Moshayedi and Mark Moshayedi for 2009.

Cash Incentive

Until 2008, we have not historically maintained a formal annual cash incentive bonus program for our executive officers. In March 2008 the Board of Directors adopted, and our shareholders approved at the 2008 annual meeting in May 2008, the STEC, Inc. Executive Cash Incentive Plan. The Executive Cash Incentive Plan is designed to recognize and reward the link between achievement of the company’s business objectives and an executive’s contribution to that success. Cash incentives are intended to motivate and retain executives by providing compensation, in addition to base salary, for the achievement of corporate and individual objectives that are established annually by the Compensation Committee. The Compensation Committee believes the Executive Cash Incentive Plan will advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of company and individual objectives for the year.

Under the Executive Cash Incentive Plan, each executive officer has an annual bonus target, expressed as a percentage of base salary that is approved by the Compensation Committee each year. The Compensation Committee establishes company and individual performance goals for the plan each year based on the then-current business priorities. Metrics and weightings may vary from year to year as the Compensation Committee seeks to deliver near-term operating performance that supports long-term growth, as measured through stock appreciation to the shareholders.

For 2008, the Compensation Committee selected Manouch Moshayedi, Dan Moses and Mark Moshayedi to participate in the Executive Cash Incentive Plan. Mr. Cook was not eligible to participate in the Executive Cash Incentive Plan in 2008 since he commenced his employment with the company toward end of the plan year. In setting each executive’s annual bonus target for 2008, the Compensation Committee attempted to insure that cash incentive compensation, together with base salary and equity compensation, would provide such executive with total direct compensation that is within industry norms.

For 2008, revenue and non-GAAP earnings per share were used as the company performance objectives because they most directly align with STEC’s growth strategy and generally represent the best correlation with shareholder value. Individual performance objectives were tailored for each executive officer and consisted of between five to seven goals for each executive officer. The goals were qualitative and quantitative in nature. Individual performance goals included the following categories: product line revenue, product development, manufacturing, global tax restructuring, internal controls, operational efficiency and cost-savings. Revenue, non-GAAP earnings per share and individual objectives comprised 40%, 40% and 20% of each executive’s 2008 annual bonus target, respectively. Corporate performance goals were weighted more heavily than individual objectives because they are important indicators of increased shareholder value. The individual performance objectives varied with each executive. For the purpose of determining whether the non-GAAP earnings per share objective has been met, the Compensation Committee used numbers reported by the Company in its press releases announcing its quarterly and annual results of operations. For 2008, the non-GAAP earnings per share reflected an adjustment for non-cash, non-recurring, extraordinary and certain other items, including start-up costs related to the company’s Malaysia facility, employee severance, employee stock compensation, a customer warranty claim, global-tax restructuring, intellectual property rights litigation, hiring and recruiting fees for key R&D employees and the short-term impact of the implementation of the global-tax restructuring on the company’s effective tax rate. The Compensation Committee believes it is important to align the executive officers’ performance-based cash payments with these non-GAAP financial measures, as these are the measures that the company’s management uses in analyzing the business.

We do not publicly disclose specific annual corporate or individual objectives as we believe such information is highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process and would therefore cause us competitive harm. When determining the performance goals and metrics and target bonuses, the Compensation Committee considered the likelihood of the achievement of the target levels of performance. At the time the performance goals were determined, the Compensation Committee was substantially uncertain as to whether the performance goals would be met. The Compensation Committee believes that the performance goals were challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants.

The company must meet a minimum level of performance under the plan, referred to as the threshold, for any funding to be allocated to the plan. For 2008, the Compensation Committee established the threshold at 85% of target performance objectives, with maximum performance measured at 115% of target performance objectives. If the threshold is achieved, plan funding will be at 50% of target bonus up to 150% of target bonus if maximum performance is achieved. For 2008, the target incentive bonuses for our executive officer participants ranged between 20% and 50% of base salary. The Compensation Committee considered a variety of factors when setting target incentive bonuses for our executive officers. Such factors included internal pay equity, experience, tenure, position and maintaining total direct compensation within industry norms. The Compensation Committee recognized that the bonus targets for our executives are generally below the bonus targets of the executives of businesses of similar size and complexity within the technology market. However, bonuses are not themselves targeted at a fixed percentile, but are determined so that the target bonus, together with all other elements of total direct compensation, is within industry norms.

In March 2009, the Compensation Committee made an assessment of company and individual performance versus the pre-established performance objectives. For 2008, the company achieved approximately 98% of its revenue objective and 100% of its non-GAAP earnings per share objective. The Compensation Committee also determined that Manouch Moshayedi and Mark Moshayedi achieved all of their individual performance objectives while Dan Moses achieved approximately 86% of his individual performance objectives. Based upon the achievement of the pre-established performance objectives for 2008, and in accordance with the bonus structure approved at the beginning of 2008, the Compensation Committee approved bonus payouts as follows:

Name and Position	2008 Base Salary	2008 Target Opportunity as Percentage of Base Salary (%)	2008 Actual Bonus Paid ($)	Actual Bonus As Percentage of Base Salary (%)
Manouch Moshayedi	$515,000	50%	$249,947	48.5%
Dan Moses	$390,000	20%	$73,484	18.8%
Mark Moshayedi	$455,000	25%	$110,413	24.3%

For 2009, the Compensation Committee selected Manouch Moshayedi, Mark Moshayedi and Raymond Cook to participate in the Executive Cash Incentive Plan. The Compensation Committee did not change the components of the executives’ 2009 annual bonus target, which will continue to be based on the following: pre-determined revenue objective (40%), pre-determined non-GAAP earnings per share objective (40%) and pre-determined individual objectives (20%). For the purpose of determining whether the non-GAAP earnings per share objective has been met, the Compensation Committee shall use numbers reported by the company in its press releases announcing its quarterly and annual results of operations that are adjusted for certain non-cash, nonrecurring, extraordinary and certain other items. Individual performance objectives were tailored for each executive officer and consisted of five goals for each executive officer. Some of the goals are corporate-level goals shared by all executive officers and some goals are specific to individual executives. The goals are qualitative and quantitative in nature. Individual performance goals include the following categories: product line revenue, product development, gross profit, manufacturing, global tax restructuring, internal controls, operational efficiency, strategic planning and cost-savings.

For 2009, the company must meet a minimum level of performance under the plan, referred to as the threshold, for any funding to be allocated to the plan. The Compensation Committee established the threshold at 85% of target performance objectives, with maximum performance measured at 120% of target performance objectives. If the threshold is achieved, plan funding will be 50% of target bonus up to 200% of target bonus if maximum performance is achieved. For 2009, the Compensation Committee increased both the maximum performance measure from 115% to 120% and the maximum bonus from 150% to 200% of target bonus to encourage and reward significant over-achievement. For 2009, the target incentive bonuses for our executive officer participants ranged between 30% and 75% of base salary. The following table summarizes the 2009 base salaries, bonus target opportunities and potential bonus awards under each performance level for our executive officers:

Name and Position	2009 Base Salary	2009 Target Opportunity as Percentage of Base Salary	Potential Bonus Awards Under Plan for 2009*
			Bonus Amount at Threshold Level of Performance	Bonus Amount at Target Level of Performance	Bonus Amount at Maximum Level of Performance
Manouch Moshayedi Chief Executive Officer and Chairman of the Board	$515,000	75%	$193,125	$386,250	$772,500

Mark Moshayedi President, Chief Operating Officer, Chief Technical Officer and Secretary	$455,000	30%	$68,250	$136,500	$273,000

Raymond Cook Chief Financial Officer	$250,000	30%	$37,500	$75,000	$150,000

*	Amounts assume that the executive officer achieves his target individual performance objectives at each level of threshold, target and maximum level of performance for corporate objectives.

Long-Term Incentive Compensation

We provide long-term incentive compensation through stock-based awards that generally vests over multiple years under our shareholder-approved 2000 Stock Incentive Plan. The objectives of equity compensation are to encourage creation of increased shareholder value by providing executive officers with a significant incentive to create long-term share price appreciation and to attract, motivate, and reward executive officers by rewarding the achievement of superior company performance.

Historically, our grants of stock-based awards to the executive officers have consisted solely of stock options. Stock options allow the executive officer to acquire shares of STEC’s common stock at a fixed price per share over a specified period of time (usually up to ten years). Each option generally becomes exercisable in a series of equal installments over a specified period, contingent upon the executives’ continued employment with us. Our executives realize value on these options only if our stock price increases (which benefits all shareholders) and only if the executives remain employed with us until the time their options vest. The Compensation Committee believes that awards of stock options over other forms of equity-based awards, such as restricted stock units, more closely aligns the interests of the recipient with those of our shareholders because the recipient will only realize a return on the option if our stock price increases over the term of the option.

In determining the total number of options to award to each executive officer, the Compensation Committee’s objective was to maintain total direct compensation for each executive within industry norms while attempting to create a meaningful opportunity for stock ownership based upon the executive’s current position with us, his personal performance in recent periods and his potential for future responsibility and promotion over the option term. Other factors considered by the Compensation Committee in awarding stock options included:

•	Our retention goals for the executive officer;

•	the number of shares of common stock and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual;

•	the relative size of option grants for similar officers in the market for talent.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and the weighting of these factors varies among individual executives. In 2008, the Compensation Committee granted stock options to the executive officers as summarized in the table below. Additional details regarding such grants may be found in the “Grants of Plan-Based Awards For Fiscal 2008” table further below.

Name	Grant Date	Number of Securities Underlying Options (#)(1)	Exercise Price of Option Awards ($/sh)
Manouch Moshayedi	5/7/2008	62,584	$10.69
	5/7/2008	37,416	$11.76

Raymond Cook	11/14/2008	50,000	$3.52

Dan Moses	5/7/2008	50,000	$10.69

Mark Moshayedi	5/7/2008	12,584	$10.69
	5/7/2008	37,416	$11.76

(1)	Manouch Moshayedi and Mark Moshayedi were granted an aggregate of 100,000 and 50,000 stock options, respectively, on May 7, 2008. Under the 2000 Stock Incentive Plan and IRS rules, incentive stock options granted to a holder of 10% or more of an issuer’s common stock must have an exercise price per share not less than 110% of the fair market value per share of the common stock on the grant date and a term of not more than 5 years. Accordingly, the portion of the May 7, 2008 awards intended to be an incentive stock option granted to Manouch Moshayedi and Mark Moshayedi, as beneficial holders of 10% or more of STEC’s common stock, have an exercise price of $11.76 per share.

We have not adopted any stock ownership guidelines since two of our three executive officers are founders and therefore have significant holdings in the company. We have an insider trading policy which, among other things, prohibits our executive officers, employees and directors from short-selling our common stock or engaging in transactions involving STEC-based derivative securities. In addition, our insider trading policy also prohibits hedging transactions involving our common stock.

Option Grant Practice

Our Board of Directors has adopted an Equity Awards Policy that outlines the procedural guidelines for the grant of equity awards under our 2000 Stock Incentive Plan. The grant date of an equity award is the effective date that the authorizing body (Board of Directors, Compensation Committee or Equity Awards Committee) takes formal action to approve such equity award (unless a later effective grant date has been expressly designated). Equity awards may be granted during scheduled meetings or by unanimous written consent. For actions taken during a meeting, the effective date of approval is the date of such meeting. For actions approved by unanimous written consent, the effective date of approval is the latest date the consent is signed. All stock option grants have a per share exercise price equal to the fair market value of STEC’s common stock on the grant date as measured by the closing selling price per share of our common stock on the Nasdaq market on that date (or, if such date is not a trading date, on the preceding trading date). Except for annual grants of equity awards to our non-employee directors made on the date of our annual meeting following their re-election to the Board of Directors, equity awards to executive officers and directors may only be granted during our open trading window under our insider trading policy and when the authorizing body is not in possession of material, non-public information concerning STEC. We have not granted, nor do we intend in the future to grant, equity compensation awards to executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, we have not timed, nor do we intend in the future to time, the release of material nonpublic information based on stock-based award grant dates.

Retirement Benefits

Our executive officers are eligible to participate in our tax-qualified 401(k) defined contribution plan. Our 401(k) plan covers all employees. Employees may make voluntary contributions of up to 75% of their annual pre-tax compensation to the plan, subject to the maximum elective deferral limit allowed by the IRS. After six months of employment, we make matching contributions equal to one-half of each participating employee’s matchable contributions to the plan, which cannot exceed 10% of their salary. Our matching contributions to the plan are subject to vesting at the rate of 20% per year beginning after the employee’s second year of employment. Manouch Moshayedi, Mark Moshayedi and Dan Moses participated in our 401(k) plan during the year ended December 31, 2008 and received matching contributions similar to all other employees.

Perquisites and Generally Available Benefit Programs

We provide certain of our executive officers with limited personal benefits and perquisites. We provided Manouch Moshayedi, Mark Moshayedi and Dan Moses with the personal use of company automobiles for the first part of 2008. In addition, we also pay for the premiums on life insurance policies owned by Manouch Moshayedi and Mark Moshayedi. In order to simplify our car program for executive officers, in 2008 we transitioned to an allowance program and reduced the value of such benefits to the executives. Under the prior program, participating executive officers were entitled to use company owned vehicles for business and personal purposes, with the company paying for the insurance, maintenance and gas costs. Under the allowance program, the company provided each participating executive officer with an annual car allowance. The executive is responsible for leasing or purchasing his own vehicle, as well as paying for insurance, maintenance and gas costs. The 2008 annual car allowance for each participating executive officer was $15,000. Generally, each of these personal benefits and perquisites for Manouch Moshayedi, Mark Moshayedi and Dan Moses were in place when the company was a private company. While the Compensation Committee did not believe it would be equitable to completely eliminate these perquisites, it did reduce the overall value of such benefits in 2008 and intends to not offer such perquisites to any newly-appointed executive officers in the future. The Compensation Committee believes these limited personal benefits are reasonable under the circumstances and does not consider them to be a significant component of total executive compensation. The Compensation Committee considers the value of these additional benefits when establishing appropriate compensation levels for the executive officers.

We also maintain life, medical and dental insurance, accidental death insurance, and disability insurance programs for all of our employees, as well as customary vacation, leave of absence and other similar policies. Executive officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

For 2009, the Compensation Committee approved the continuation of the existing perquisite programs for Manouch Moshayedi and Mark Moshayedi.

Compensation Following Employment Termination or Change-in-Control

Severance and Change–in-Control Agreements. Historically, the company did not have any arrangements that provide our executive officers with any severance or benefits following the termination of employment or change-in-control. In March 2008, following the Compensation Committee’s extensive review of our executive compensation arrangements and executive compensation philosophy, the Compensation Committee approved Severance and Change-in-Control Agreements with Manouch Moshayedi, Dan Moses and Mark Moshayedi. Under the terms of these agreements, if we terminate the executive officer’s employment without cause or if the executive officer terminates his employment for good reason, we will pay him a lump sum equal to eighteen (18) months of the executive officer’s then-current annual base salary. Such payment shall be made as soon as practicable after six (6) months and one (1) day following the date of termination. The company is also required to continue to provide group medical and group dental plan coverage for eighteen (18) months after this termination date and provide company-paid COBRA benefits. In addition, the executive officer will be entitled to a lump sum payment, in cash, equal to the sum of (a) eighteen (18) months of the company’s automobile allowance/reimbursement policy and (b) eighteen (18) months of premiums for any term life insurance maintained or paid for by the company. If there is a change in control of the company during the term of the Severance and Change-in-Control Agreement, and within an eighteen (18) month period following such change in control we terminate the executive officer without cause or if the executive officer terminates his employment for good reason, the executive officer will be entitled to the same benefits as described above. The executive shall be required to enter into a general release and waiver of claims in favor of the company as a condition to the receipt of the payments and benefits under the Severance and Change-in-Control Agreement. If the executive’s employment is terminated by us for cause or if the executive terminates his employment without good reason or as a result of his death or disability, the executive is entitled to receive all salary and vacation pay accrued but unpaid through his termination date in one lump sum payment.

On November 11, 2008, we entered into a Severance and Change in Control Agreement with Raymond Cook in connection with his appointment as our new Chief Financial Officer. Under Mr. Cook’s Severance and Change in Control Agreement, if we terminate Mr. Cook’s employment without cause or if he terminates his employment for good reason, Mr. Cook will receive a lump sum severance payment in cash equal to twelve (12) months of his then-current annual base salary, continuation for twelve (12) months of participation in the company’s group medical and group dental insurance plans, as well as certain company-paid COBRA benefits in consideration for a release and waiver of claims against us. If there is a change in control of the company during the term of the Severance and Change-in-Control Agreement, and within an eighteen (18) month period following such Change in Control we terminate Mr. Cook’s employment without cause or if Mr. Cook terminates his employment for good reason, he will be entitled to the same benefits as described above.

Each Severance and Change-in-Control Agreement has an initial term of two years, and is subject to automatic extension for additional one year terms unless the company gives notice of intent not to renew the agreement at least sixty (60) days prior to the expiration of the then current term.

Under the Severance and Change-in-Control Agreements, “cause” is generally defined as an executive’s (i) committing any felony or other crime involving dishonesty, (ii) failure to perform reasonably assigned lawful duties or to comply with a lawful instruction of the Board of Directors, (iii) dishonesty, willful misconduct, or gross negligence in the performance of his duties, (iv) substantial or material failure or refusal to perform or comply with company policies, procedures or practices, or (v) unauthorized use or disclosure of confidential information or trade secrets of the company. Under the Severance and Change-in-Control Agreements, “good reason” is generally defined as (i) any material breach by the company of the Severance and Change-in-Control Agreement, (ii) failure by the company to assign the Severance and Change-in-Control Agreement to a successor to the company, or the failure of a successor to the company to assume such agreement, (iii) a requirement that the executive be based at any office or location more than thirty (30) miles from the company’s offices in Santa Ana, California, (iv) a material reduction in duties inconsistent with executive’s position, (v) the Board of Directors’ directive for the executive to engage in unlawful conduct, or (vi) a material reduction in the executive’s base salary.

The Severance and Change-in-Control Agreements also provide that in the event an executive is subject to the excise tax imposed by Internal Revenue Code Section 4999 (which results in a corresponding loss of a tax deduction for the company pursuant to Internal Revenue Code Section 280G), the executive is only entitled to any payments that result in such lost tax deduction if, on an after-tax basis, the executive retains a greater amount of after-tax benefits by paying the excise tax than the executive would have received if he reduced his benefits to an amount that would not result in the imposition of the excise tax.

We believe that such severance and change-in-control arrangements are important to provide continuity of management and provide the incentive to remain with the company and continue to focus on running the business notwithstanding the possibility, threat or occurrence of a change in control. We also believe that we must offer such severance and change-in-control arrangements in order to remain competitive because similar protections are typically provided by other companies with which we compete for executive talent. In determining the appropriate amount of benefits to provide our executives under the Severance and Change-in-Control Agreements, the Compensation Committee considered practices by other technology companies of similar size and complexity, the length of service to the company for each executive, each executive’s contribution to the company, and competitive market practices. The Compensation Committee sought the advice of its compensation consultant in determining the reasonableness of the terms of the Severance and Change-in-Control Agreements. The Compensation Committee believes that severance benefits of twelve (12) to eighteen (18) months base salary for our executive officers is competitive and within market norms in light of the fact that the severance benefits ranged from twelve (12) to twenty-four (24) months of base salaries for businesses of similar size and complexity within the technology market. In deciding to set severance benefits at eighteen (18) months for Manouch Moshayedi, Dan Moses and Mark Moshayedi, the Compensation Committee also considered the recommendation of our chief executive officer that post-termination benefits be similar for all long-term executive officers for internal pay equity purposes. In deciding to set Mr. Cook’s severance benefits at twelve (12) months, Compensation Committee believed that a distinction in severance benefits between longer-term executives, who have demonstrated significant contributions to the company’s growth and development, and newer executives, is reasonable. While other companies often include an executive’s pro rata or target cash bonus as a post-termination benefit, the Compensation Committee believes that the determination of an executive’s pro rata cash bonus would be difficult and complicated in an employment termination scenario particularly since determining the attainment of individual performance goals could be a highly subjective task depending on the timing and circumstances of the termination. The Compensation Committee was also concerned that the payment of an executive’s target bonus upon termination of employment could exceed competitive practice in the industry. In addition, the Compensation Committee believes strongly in a pay for performance culture in managing compensation and therefore did not believe it appropriate to provide termination benefits that would factor in any form of performance based pay if the executive was not actively engaged in performing services that added value for our shareholders. The Compensation Committee did determine it was appropriate, however, to pay to a terminating executive a lump sum cash payment equivalent in value to eighteen (18) months of the executive’s perquisites, if any, as in effect at the time of termination in lieu of any pro rata or target cash bonus opportunity. Since the Compensation Committee’s goal is to limit personal benefits and perquisites to those executive officers that have historically received them and not offer such perquisites to any newly-appointed executive officers in the future, Mr. Cook will not be entitled to any post-termination payments for perquisites.

Provisions under our 2000 Stock Incentive Plan permit the acceleration of vesting of outstanding equity awards in the event of a corporate transaction, change in control or hostile take-over as further described below:

Corporate Transaction. In the event of a corporate transaction, each outstanding option under the 2000 Stock Incentive Plan will automatically accelerate in full, unless (i) the option is assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash incentive program that preserves the spread existing on the unvested shares subject to such option (which is measured as the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all outstanding repurchase rights held by us with respect to outstanding unvested awards under the 2000 Stock Incentive Plan will automatically terminate, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Each outstanding restricted stock unit or other stock-based award will vest as to the number of shares of common stock subject to such award immediately prior to the corporate transaction, unless the unit or award is assumed by the successor corporation or otherwise continued in effect. Our Compensation Committee has the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will vest in full either immediately upon a corporate transaction or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a corporate transaction, whether or not those awards are to be assumed or otherwise continued in effect. A corporate transaction will be deemed to occur upon (i) the acquisition of STEC by merger or consolidation approved by our shareholders or (ii) a sale of all or substantially all of STEC’s assets in complete liquidation or dissolution of STEC approved by our shareholders.

Change of Control. Our Compensation Committee has the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will immediately vest in connection with our change of control or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following our change of control. A change of control will be deemed to occur upon (i) a successful tender offer for more than 50% of our outstanding voting stock or (ii) a change in the majority of our Board of Directors through one or more contested elections for board membership.

Hostile Take-Over. Our Compensation Committee will also have the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will immediately vest in connection with the successful completion of a hostile take-over or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following the completion of such hostile take-over. A hostile take-over will be deemed to occur upon the direct or indirect acquisition by any person or related group of persons of beneficial ownership of more than 50% of our outstanding voting securities pursuant to a tender or exchange offer made directly to our shareholders which our Board does not recommend such shareholders to accept.

In March 2009, the Compensation Committee approved addendums to the outstanding stock options held by Manouch Moshayedi, Mark Moshayedi and Raymond Cook so that such stock options will immediately vest if such executive’s service with us is terminated (actually or constructively) within 18 months following a corporate transaction, our change of control or hostile taker-over. In the event of such immediate vesting, the stock option will remain exercisable until the earlier of the stock option expiration date or one year from the date of the executive’s termination of service.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based compensation. Salaries for our executive officers do not qualify as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2008 did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that any non-performance-based compensation payable in cash to the executive officers for 2009 will exceed that limit. Accordingly, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to our executive officers but will reconsider this decision should the individual non-performance-based cash compensation of any executive officer approach the $1.0 million level. Our 2000 Stock Incentive Plan has been structured so that any compensation deemed paid by us in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation on deductibility provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors” as required by Section 162(m). Our Executive Cash Incentive Plan has also been structured so that incentive bonuses awarded under such plan should qualify as performance-based compensation within the meaning of Section 162(m). As a consequence, we believe that the bonuses paid under that plan to our executive officers for 2008 should not have to be aggregated with their salary for purposes of applying the $1.0 million limit on deductibility imposed under Section 162(m).

Summary Compensation Table

For Fiscal 2008, 2007 and 2006

The following table sets forth certain summary information concerning the compensation earned by our chief executive officer, chief financial officer and our other most highly compensated executive officer for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2008, 2007 and 2006. Dan Moses is also included in the table because he served as our chief financial officer during part of 2008. The individuals included in the following table are collectively referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
Manouch Moshayedi Chief Executive Officer and Chairman of the Board	2008 2007 2006	$ $ $	515,000 500,000 500,000	— — —	— — —	$94,632 — —	$249,947 — —	— — —	$ $ $	65,651 69,824 43,135	$ $ $	925,230 569,824 543,135

Raymond Cook (1) Chief Financial Officer	2008		$33,894	—	—	$3,188	—	—		—		$37,082

Dan Moses (2) Former Chief Financial Officer and Executive Vice President	2008 2007 2006	$ $ $	390,000 375,000 325,500	— — —	— — —	$53,043 — —	$73,484 — —	— — —	$ $ $	24,059 29,980 31,794	$ $ $	540,586 404,980 357,294

Mark Moshayedi President, Chief Operating Officer, Chief Technical Officer and Secretary	2008 2007 2006	$ $ $	455,000 440,000 440,000	— — —	— — —	$41,589 — —	$110,413 — —	— — —	$ $ $	73,798 77,298 50,010	$ $ $	680,800 517,298 490,010

(1)	Raymond Cook joined STEC on November 10, 2008. Amount represents compensation earned by Mr. Cook from November 10, 2008 through December 31, 2008.
(2)	Dan Moses retired as Chief Financial Officer and Executive Vice President effective November 10, 2008, but remained employed to assist with the transition of his successor. Amounts represent compensation earned by Mr. Moses through December 31, 2008.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown in the “Option Awards” column are the compensation costs, disregarding any estimate of forfeitures related to service-based vesting conditions, recognized by us in 2008 for awards of stock options granted in 2008 and prior years as determined pursuant to Statement of Financial Accounting Standards No. 123(R). The assumptions used to calculate the value of stock options are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 12, 2009.
(4)	The amounts for 2008 reflect the cash awards paid under the Executive Cash Incentive Plan for 2008 performance, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(5)	Amounts in this column are detailed in the following “All Other Compensation Table” below.

All Other Compensation Table

Name	Year	401(k) Matching Contribution (1)		Car Allowance (2)		Company Paid Life Insurance Premiums		Severance Benefits	Total All Other Compensation
Manouch Moshayedi	2008 2007 2006	$ $ $	7,750 7,750 7,000	$ $ $	17,794 22,121 15,735	$ $ $	40,107 39,953 20,400	— — —	$ $ $	65,651 69,824 43,135

Dan Moses	2008 2007 2006	$ $ $	7,750 7,750 7,500	$ $ $	16,309 22,230 24,294		— — —	— — —	$ $ $	24,059 29,980 31,794

Mark Moshayedi	2008 2007 2006	$ $ $	7,750 7,750 7,500	$ $ $	22,260 33,398 22,110	$ $ $	43,788 36,150 20,400	— — —	$ $ $	73,798 77,298 50,010

(1)	Based on the results of compliance testing of the Company’s 401(k) plan in 2009, it was determined that the Company will need to make a corrective distribution in 2009 of certain amounts the Company made in 401(k) matching contributions in 2008 to each of these named executive officers. Accordingly, Manouch Moshayedi, Dan Moses and Mark Moshayedi will forfeit in 2009 $101, $187 and $111, respectively, of the Company’s 2008 401(k) matching contributions.
(2)	Amount represents the aggregate incremental cost to us for the name executive officer’s personal use of our cars. Per IRS regulations, the named executive officer recognized imputed income on the personal use of our cars at rates established by the IRS. For SEC purposes, the cost of personal use of our cars is calculated based on the incremental cost to us. The methodology for computing the aggregate incremental cost to us involves compiling the expenses that were paid by us or reimbursed to the named executive officer for the named executive officer’s use of the car based on personal usage and adding such cost to the IRS imputed income recognized by the name executive officer. Those expenses include (a) the cost of insurance that were paid by us, (b) the cost of gasoline used in the car that was paid or reimbursed by us; and (c) the cost of maintenance and repairs of the car that was paid or reimbursed by us. In order to simplify our car program, during 2008 we transitioned to a car allowance program under which the named executive officer was given an annual car allowance of $15,000. Therefore, the amounts for 2008 reflect both the aggregate incremental cost to us under the prior car program and the pro-rated amount of the car allowance under the new program after the transition.

Grants of Plan-Based Awards

For Fiscal 2008

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Manouch Moshayedi	3/3/2008	$128,750	$257,500	$386,250
	5/7/2008	—	—	—					62,584	$10.69	$409,925
	5/7/2008	—	—	—					37,416	$11.76	$174,359

Raymond Cook	11/14/2008	—	—	—					50,000	$3.52	$102,000

Dan Moses	3/3/2008	$39,000	$78,000	$117,000
	5/7/2008	—	—	—					50,000	$10.69	$327,500

Mark Moshayedi	3/3/2008	$56,875	$113,750	$170,625
	5/7/2008	—	—	—					12,584	$10.69	$82,425
	5/7/2008	—	—	—					37,416	$11.76	$174,359

(1)	The actual amount earned by each named executive officer is disclosed in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation. For a description of the STEC, Inc. Executive Cash Incentive Plan, see Compensation Discussion & Analysis — Incentive Compensation.
(2)	These stock option awards were granted under the 2000 Stock Incentive Plan. Each option vests and become exercisable in four equal annual installments over the 4-year period measured from the grant date, except that vesting of the option for Mr. Cook is measured from November 10, 2008, the date of Mr. Cook’s commencement of employment. Manouch Moshayedi and Mark Moshayedi were granted an aggregate of 100,000 and 50,000 stock options, respectively, on May 7, 2008. Under the 2000 Stock Incentive Plan and IRS rules, incentive stock options granted to a holder of 10% or more of an issuer’s common stock must have an exercise price per share not less than 110% of the fair market value per share of the common stock on the grant date and a term of not more than 5 years. Accordingly, the portion of the May 7, 2008 awards intended to be an incentive stock option granted to Manouch Moshayedi and Mark Moshayedi, as beneficial holders of 10% or more of STEC’s common stock, have an exercise price of $11.76 per share.
(3)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value pursuant to Statement of Financial Accounting Standards No. 123(R). The assumptions used to calculate the value of stock options are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 12, 2009. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the grant date fair value.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options for each of our named executive officer outstanding as of the year ended December 31, 2008. None of our named executive officers held any stock awards during the year ended December 31, 2008. All awards listed in the table were granted under our 2000 Stock Incentive Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Manouch Moshayedi	0		37,416	(2)(3)	—	$11.76	5/6/2013	—	—	—	—
	0		62,584	(2)		$10.69	5/6/2018

Raymond Cook	0		50,000	(4)	—	$3.52	11/14/2018	—	—	—	—

Dan Moses	25,000	(1)	0		—	$2.74	5/2/2011	—	—	—	—
	100,000	(1)	0			$5.75	6/23/2012
	20,000	(1)	0			$3.84	2/23/2015
	0		50,000	(2)		$10.69	5/6/2018

Mark Moshayedi	87,665	(1)	0		—	$3.08	5/21/2013				—
	250,000	(1)	0			$3.84	2/23/2015
	0		37,416	(2)(3)		$11.76	5/6/2013
	0		12,584	(2)		$10.69	5/6/2018

(1)	These options are fully-vested and immediately exercisable.
(2)	Each of these option vests and becomes exercisable in four equal annual installments over the 4-year period measured from the grant date. The following schedule sets forth the grant date of each option with such a vesting schedule (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

Name	Grant Date	Expiration Date	Number of Shares Underlying Option at Time of Grant
Manouch Moshayedi	5/7/2008	5/6/2013	37,416
	5/7/2008	5/6/2018	62,584
Raymond Cook	11/14/2008	11/14/2018	50,000
Dan Moses	2/24/2005	2/23/2015	100,000
	5/7/2008	5/6/2018	50,000
Mark Moshayedi	5/7/2008	5/6/2013	37,416
	5/7/2008	5/6/2018	12,584

(3)	Manouch Moshayedi and Mark Moshayedi were granted an aggregate of 100,000 and 50,000 stock options, respectively, on May 7, 2008. Under the 2000 Stock Incentive Plan and IRS rules, incentive stock options granted to a holder of 10% or more of an issuer’s common stock must have an exercise price per share not less than 110% of the fair market value per share of the common stock on the grant date and a term of not more than 5 years. Accordingly, the portion of the May 7, 2008 awards intended to be an incentive stock option granted to Manouch Moshayedi and Mark Moshayedi, as beneficial holders of 10% or more of STEC’s common stock, have an exercise price of $11.76 per share.
(4)	This option was granted on November 14, 2008 and vests and becomes exercisable in four equal annual installments over the 4-year period measured from November 10, 2008, Mr. Cook’s employment commencement date.

Option Exercises and Stock Vested

For Fiscal 2008

The following table shows all stock options exercised and value realized upon exercise by our named executive officers during the year ended December 31, 2008. None of our named executive officers held any stock awards during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Manouch Moshayedi	387,665	$1,031,911	—	—

Raymond Cook	—	—	—	—

Dan Moses	280,000	$2,704,122	—	—

Mark Moshayedi	—	—	—	—

The aggregate dollar amount realized by the named executive officer upon exercise of a stock option is determined by multiplying the number of shares for which the stock option was exercised by the difference between the market price of the underlying securities at exercise and the exercise or base price of the stock options. The aggregate dollar amount realized by the named executive officer upon the vesting of stock is determined by multiplying the number of shares of stock or units by the market value of the underlying securities on the vesting date. For purposes of the foregoing calculation, the market price of the underlying securities on the date of exercise or vesting is the closing price of the common stock as reported on the Nasdaq Market on the date of exercise or vesting.

Pension Benefits

We do not provide pension arrangements, defined benefit plans or supplemental executive retirement plans to our executive officers or employees.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

As described in the “Compensation Discussion and Analysis” section above, we entered into severance and change-in-control agreements with Manouch Moshayedi, Dan Moses and Mark Moshayedi in March 2008 and with Raymond Cook in November 2008. The following table provides information regarding potential benefits that may be made to the named executive officers who are parties to the Severance and Change-in-Control Agreement in the event of termination of employment as a result of the termination scenarios indicated below. The amounts shown in the table are estimates and assume that each named executive officer was terminated on December 31, 2008, and include estimated amounts that would be paid to the named executive upon the occurrence of a termination or change of control under the Severance and Change-in-Control Agreements. The actual amounts that would be paid to the named executive officers can only be determined at the time of the termination or change of control. The table below includes information concerning Mr. Moses who retired as our Chief Financial Officer and Executive Vice President effective the end of November 10, 2008.

		Termination Scenario
Name	Benefit	Death or Disability	Retirement	Termination without Cause or For Good Reason	Termination for Cause or without Good Reason	Termination Following Change-in-Control without Cause or for Good Reason
Manouch Moshayedi	Severance	—	—	$772,500	—	$772,500
	Health & Welfare Benefits	—	—	$23,513	—	$23,513
	Perquisites	—	—	$82,661	—	$82,661

	Total	—	—	$878,674	—	$878,674

Raymond Cook	Severance	—	—	$235,000	—	$235,000
	Health & Welfare Benefits	—	—	$15,675	—	$15,675
	Perquisites	—	—	—	—	—

	Total	—	—	$250,675	—	$250,675

Dan Moses	Severance	—	—	$585,000	—	$585,000
	Health & Welfare Benefits	—	—	$18,851	—	$18,851
	Perquisites	—	—	$22,500	—	$22,500

	Total	—	—	$626,351	—	$626,351

Mark Moshayedi	Severance	—	—	$682,500	—	$682,500
	Health & Welfare Benefits	—	—	$23,513	—	$23,513
	Perquisites	—	—	$88,182	—	$88,182

	Total	—	—	$794,195	—	$794,195

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this Compensation Committee Report is not to be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that STEC, Inc. specifically incorporates it by reference in such filing.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors,

F. Michael Ball, Chairman
Rajat Bahri
Matthew L. Witte

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Overview

The Compensation Committee recommends to the Board of Directors the form and amount of compensation for non-employee directors. We do not provide compensation to the employee members of our Board of Directors for their service on the Board of Directors or for attendance at meetings of committees of the Board of Directors on which they serve. Therefore, Manouch Moshayedi, Dan Moses and Mark Moshayedi were not paid for their service as directors in 2008. All compensation paid to them during the year ended December 31, 2008 is reported in the “Summary Compensation Table For Fiscal 2008, 2007 and 2006” above.

Our compensation for our non-employee directors for 2008 was comprised of both cash compensation, in the form of meeting fees, and equity compensation, in the form of option grants. Each of these components is described in more detail below.

Meeting Fees

Non-employee members of our Board of Directors receive the compensation described below for their service on the Board of Directors and its committees.

•

Board Meetings: Each non-employee director receives $5,000 for attendance in person at each regular meeting of our Board of Directors. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

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Audit Committee Meetings: The chair of the Audit Committee receives $2,000 for each regular meeting presided in person and the remaining members of the Audit Committee each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

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Compensation Committee Meetings: The chair of the Compensation Committee receives $2,000 for each regular meeting presided in person and the remaining members of the Compensation Committee each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

•

Nominating and Corporate Governance Committee Meetings: Members of the Nominating and Corporate Governance Committee each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

In addition to the meeting fees, our non-employee board members are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees of the Board of Directors.

Equity Compensation

Employee board members are eligible to receive options, restricted stock units and other stock-based awards under our 2000 Stock Incentive Plan. Non-employee directors are also eligible to receive options, restricted stock units and other stock-based awards under the 2000 Stock Incentive Plan as determined by a majority of the disinterested members of the Board of Directors. A non-employee board member will receive, upon his or her initial election or appointment to the Board of Directors, an automatic option grant to purchase 30,000 shares of common stock under the Automatic Option Grant Program of our 2000 Stock Incentive Plan. The option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the Board of Directors. The option will be immediately exercisable for all of the option shares;

however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each automatic option grant vests in a series of five successive equal annual installments upon the optionee’s completion of each year of board service over the five-year period measured from the date of grant. However, the shares will immediately vest in full upon certain changes in control or ownership of STEC or upon the optionee’s death or disability while serving as a board member.

At the 2008 annual meeting of shareholders on May 28, 2008, F. Michael Ball, Rajat Bahri, Vahid Manian and James J. Peterson, each of our then non-employee directors was re-elected to the Board of Directors, and pursuant to a pre-existing policy adopted by the Board of Directors, on that date each of them received a stock option grant to purchase 30,000 shares of common stock under our 2000 Stock Incentive Plan. Each stock option has an exercise price per share equal to the fair market value of the common stock as measured by the closing price of the common stock as reported on the Nasdaq Market on the date of the annual meeting, which was $12.39. The stock options will vest and become exercisable in a series of four successive equal annual installments upon the non-employee director’s completion of each year of board service over the four-year period measured from the date of grant. The stock options will have a term of 10 years measured from the grant date, subject to earlier termination following the non-employee director’s cessation of service on the Board of Directors. The stock options will immediately vest in full upon certain changes in control or ownership of STEC, Inc.

Director Compensation Table

The following table sets forth information regarding the compensation to persons who served as non-employee directors during the year ended December 31, 2008. Accordingly, the table does not include information concerning Matthew Witte and Christopher Colpitts, who became non-employee directors in 2009. We do not provide compensation to the employee members of our Board of Directors for their service on the Board of Directors or for attendance at meetings of committees of the Board of Directors on which they serve. Accordingly, the information presented shall be with respect to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rajat Bahri	$36,000	$5,211	$33,337	(4)	—	—	—	$74,548
F. Michael Ball	$36,000	$5,211	$33,337	(5)	—	—	—	$74,548
Vahid Manian (1)	$32,000	$5,211	$72,817	(6)	—	—	—	$110,028
James J. Peterson (2)	$24,000	$5,211	$33,337	(7)	—	—	—	$62,548

(1)	Mr. Manian resigned from the Board of Directors effective at the end of December 31, 2008. Matthew L. Witte was appointed to succeed Mr. Manian effective January 1, 2009.
(2)	Mr. Peterson resigned from the Board of Directors effective as of March 5, 2009. Christopher W. Colpitts was appointed to succeed Mr. Peterson effective as of March 5, 2009.
(3)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown in the “Stock Awards” column and “Option Awards” column are the compensation costs, disregarding any estimate of forfeitures related to service-based vesting conditions, recognized by us in 2008 for awards of restricted stock units and stock options, respectively, granted in 2008 and prior years. The compensation costs were determined pursuant to Statement of Financial Accounting Standards No. 123(R). The assumptions used to calculate the value of stock awards and options are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 12, 2009. The amounts include the compensation costs recognized by us in 2008 for a stock option grant to purchase 30,000 shares of common stock made on May 28, 2008 to each of our non-employee directors re-elected to the Board of Directors at an exercise price of $12.39 per share. Each stock option granted had a fair value of $228,600 as of the grant date.

(4)	As of December 31, 2008, Mr. Bahri held options to purchase 60,000 shares of common stock.
(5)	As of December 31, 2008, Mr. Ball held options to purchase 170,000 shares of common stock.
(6)	As of December 31, 2008, Mr. Manian held options to purchase 60,000 shares of common stock. Mr. Manian resigned from the Board of Directors effective at the end of December 31, 2008; therefore, $68,554 of compensation costs related to the unvested portion of his option awards was reversed during 2008.
(7)	As of December 31, 2008, Mr. Peterson held options to purchase 160,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the shares of our common stock as of April 10, 2009, except as noted in the footnotes below, by:

•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each named executive officer;

•	Each of our directors and director nominees; and

•	All of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after April 10, 2009, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of April 10, 2009, 48,425,300 shares of our common stock were issued and outstanding. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and sole investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated in the footnotes below, the address of each individual or entity listed below is c/o 3001 Daimler Street, Santa Ana, California 92705-5812.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number	Percentage
Named Executive Officers:
Manouch Moshayedi (1)	7,330,674	15.1%
Mark Moshayedi (2)	10,331,778	21.2%
Raymond Cook	0	*

Directors and Director Nominees: (3)
Dan Moses (4)	157,500	*
F. Michael Ball (5)	154,500	*
Rajat Bahri (6)	39,500	*
Christopher W. Colpitts (7)	30,000	*
Matthew L. Witte (8)	30,000	*

Current Directors and Executive Officers as a Group (8 persons) (9)	18,073,952	36.7%

5% Holders Not Listed Above:
Mike Moshayedi (10)	6,445,574	13.3%
Artis Capital Management, L.P. (11)	3,097,862	6.4%

*	Less than one percent
(1)

Consists of (i) 1,070,496 shares held by Manouch Moshayedi, as a co-trustee for the D. and N. Moshayedi Investment Trust, dated 9/25/98 for the benefit of Mark Moshayedi’s children, (ii) 6,164,714 shares held by Manouch Moshayedi, as trustee for the M. and S. Moshayedi Revocable Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s family, (iii) 70,464 shares held by Manouch Moshayedi’s children sharing his household, and (iv) 25,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009. Manouch Moshayedi has shared voting and dispositive power with respect to the shares held by the D. and N. Moshayedi Investment Trust and may be deemed to share voting and dispositive power with respect to the shares held by his children. Manouch Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the D. and N. Moshayedi Investment Trust, the M. and S. Moshayedi Revocable Trust and his children.
(2)	Consists of (i) 1,457,878 shares held by Mark Moshayedi, as trustee for the M. and S. Moshayedi Investment Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s children, (ii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Kevin Moshayedi, (iii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Brian Moshayedi, (iv) 7,098,925 shares held by Mark and Semira Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98 for the benefit of Mark and Semira Moshayedi’s family, (v) 70,464 shares held by Mark Moshayedi’s children sharing his household, and (vi) 350,165 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009. Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi, the M. and S. Moshayedi Revocable Trust and may be deemed to share voting and dispositive power with respect to the shares held by his children. Mark Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi, the M. and S. Moshayedi Revocable Trust and his children. Semira Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust. Semira Moshayedi has no power to vote or direct the vote or dispose or direct the disposition of any shares of common stock held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Investment Trust FBO Brian Moshayedi and her spouse. Semira Moshayedi disclaims beneficial ownership, except to the extent of her pecuniary interest therein, if any, of the shares held by the M. and S. Moshayedi Revocable Trust, the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Investment Trust FBO Brian Moshayedi and her spouse.
(3)	Does not include information concerning Manouch Moshayedi and Mark Moshayedi, each of whom is an executive officer and director, which information is provided above.
(4)	Includes 157,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009.
(5)	Includes 147,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009.
(6)	Includes 37,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009.
(7)	Consists of 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009.
(8)	Consists of 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009.
(9)	Includes 777,665 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after April 10, 2009.
(10)

Schedule 13G/A filed jointly with the SEC by Mike Moshayedi, Parto Moshayedi and the M. and P. Moshayedi Revocable Trust, dated 12/30/1996, indicates that as of December 31, 2008 (i) 6,743,574 shares were held by Mike & Parto Moshayedi, as trustees for the M. and P. Moshayedi Revocable Trust, dated 12/30/96 for the benefit of Mike and Parto Moshayedi’s family and (ii) 2,000 shares were held by Mike Moshayedi. Does not include 9,000 shares held by Mike Moshayedi’s spouse. Mike Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust, and no power to vote or direct the vote or dispose or direct the disposition of any shares held by his spouse. Mike Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the M. and P. Moshayedi Revocable Trust and his spouse. Parto Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust, and no power to vote or direct the vote or dispose or direct the disposition of any shares held by her spouse. Parto Moshayedi disclaims beneficial ownership, except to the extent of her pecuniary interest therein, if any, of the shares held by the M. and P. Moshayedi Revocable Trust and her spouse. Amount shown reflects updated information from Mike Moshayedi’s Form 4 filed with the Securities and Exchange Commission on March 17, 2009 indicating that 6,443,574 shares were held by M. and P. Moshayedi Revocable Trust, dated 12/30/96. The address of Mike Moshayedi is 17 Vista Luci, Newport Coast, CA 92657.

(11)	The Schedule 13G filed with the SEC by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson indicates that as of December 31, 2008, they each have shared voting and shared dispositive power with respect to 3,097,862 shares. Such filing also states that Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Mr. Peterson disclaims beneficial ownership of the stock, except to the extent of that person’s pecuniary interest therein. The address of Artis, Artis Inc. and Mr. Peterson is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that STEC, Inc. specifically incorporates it by reference in such filing.

The following is the report of the Audit Committee with respect to the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2008, which include the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto.

Review with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Audit Committee of

the Board of Directors,

Rajat Bahri, Chairman

F. Michael Ball

Matthew L. Witte

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions as defined in applicable SEC rules. Our Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, discourages related party transactions. In the event of a related party transaction involving our directors and officers, the nature of the related party transaction must be fully disclosed to, and approved by, the Audit Committee in advance. In addition, under our Code of Business Conduct and Ethics, directors, officers and employees are expected to avoid any activity or personal interest that creates or appears to create a conflict between such person’s interests and the interests of STEC. Directors and executive officers are required to disclose to our Board of Directors, Audit Committee and/or the Nominating and Corporate Governance Committee, as appropriate, for pre-approval any activity or personal interest that creates or appears to create a conflict with the interests of STEC. Our Board of Directors, Audit Committee and/or the Nominating and Corporate Governance Committee, as appropriate, will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any decision affecting their personal, business or professional interests.

Related Persons Transactions

MDC Land LLC

We occupy two leased facilities of approximately 24,500 and 48,600 square foot in Santa Ana, California, in which our executive offices, manufacturing, engineering, research and development, and test engineering operations are located. We lease both facilities from MDC Land LLC, a limited liability company owned by Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi. Manouch Moshayedi and Mark Moshayedi are each executive officers, directors and major shareholders of STEC, and Mike Moshayedi is a greater than 10 percent beneficial shareholder and former executive officer and director of STEC. MDC has no operations other than its leasing transactions with us.

24,500 square foot facility. The lease for the 24,500 square foot facility expires in July 2017. For the period from August 1, 2007 through July 31, 2009, the base rent is approximately $19,700 per month. Thereafter, for the remainder of the lease term, base rent shall be adjusted every two years based on the change in the Consumer Price Index. We believe our lease of the 24,500 square foot facility with MDC is on terms no less favorable to us than could be obtained from an unaffiliated third party.

48,600 square foot facility. The lease for the 48,600 square foot facility expires in July 2017. For the period from August 1, 2007 through July 31, 2009, the base rent is approximately $33,800 per month. Thereafter, for the remainder of the lease term, base rent shall be adjusted every two years based on the change in the Consumer Price Index. We believe our lease of the 48,600 square foot facility with MDC is on terms no less favorable to us than could be obtained from an unaffiliated third party.

Total outstanding remaining lease payments due on or after January 1, 2008 under both the 24,500 and 48,600 square foot facilities at current lease rates is approximately $5,510,000. Total base rents in 2008 for both the 24,500 and 48,600 square foot facilities were approximately $642,000. As equal owners of MDC, the dollar value of the amount of the interest of Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi in this transaction was approximately $214,000 each.

Severance and Change-in-Control Agreements

On March 3, 2008, we entered into Severance and Change in Control Agreements with each of Manouch Moshayedi, Dan Moses and Mark Moshayedi. In connection therewith, the officers’ March 20, 2000 Employment Agreements were terminated. Under the terms of the Severance and Change-in-Control

Agreements, if we terminate the officer’s employment without Cause (as defined in the agreement) or if the officer terminates his employment for Good Reason (as defined in the agreement) the officer will receive a lump sum severance payment in cash equal to eighteen (18) months of his then-current base salary, continuation for eighteen (18) months of participation in the company’s group medical and group dental insurance plans, a lump sum payment in cash equal to eighteen (18) months of certain perquisites he was receiving at the time of termination as well as certain company-paid COBRA benefits in consideration for a release and waiver of claims against us. If there is a Change in Control (as defined in the agreement) of STEC during the term of the Severance and Change-in-Control Agreement, and within an eighteen (18) month period following such Change in Control we terminate the officer without Cause or if the officer terminates his employment for Good Reason, the officer will be entitled to the same benefits as described above. If the officer’s employment is terminated by us for Cause or if the officer terminates his employment without Good Reason or as a result of his death or disability, the officer is entitled to receive all salary and vacation pay accrued but unpaid through his termination date in one lump sum payment.

On November 11, 2008, we entered into a Severance and Change in Control Agreement with Raymond Cook in connection with his appointment as our new Chief Financial Officer. Under Mr. Cook’s Severance and Change in Control Agreement, if we terminate Mr. Cook’s employment without Cause (as defined in the agreement) or if he terminates his employment for Good Reason (as defined in the agreement), Mr. Cook will receive a lump sum severance payment in cash equal to twelve (12) months of his then-current base salary, continuation for twelve (12) months of participation in the company’s group medical and group dental insurance plans, as well as certain company-paid COBRA benefits in consideration for a release and waiver of claims against us. If there is a Change in Control (as defined in the agreement) of STEC during the term of the Severance and Change-in-Control Agreement, and within an eighteen (18) month period following such Change in Control we terminate Mr. Cook’s employment without Cause or if Mr. Cook terminates his employment for Good Reason, he will be entitled to the same benefits as described above.

Each of the foregoing Severance and Change-in-Control Agreement has an initial term of two years, and is subject to automatic extension for an additional one year terms unless we give notice of intent not to renew the agreement at least sixty (60) days prior to the expiration of the then current term.

OTHER MATTERS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report and reference to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

On March 12, 2009 we filed an Annual Report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission. A copy of our 2008 Form 10-K has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the 2009 annual meeting. Shareholders may also obtain a copy of the 2008 Form 10-K or any of its exhibits, and any of our other SEC reports, free of charge, from the SEC website at www.sec.gov or from the investor relations section of our website at www.stec-inc.com, or by writing to Investor Relations, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812. The 2008 Form 10-K and information contained on our website, other than this Proxy Statement, are not considered proxy solicitation material and are not incorporated by reference herein.

Our Board of Directors knows of no other business that will be presented at the 2009 annual meeting. If any other business is properly brought before the 2009 annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

Manouch Moshayedi

Chief Executive Officer and Chairman

of the Board of Directors

Dated: April 21, 2009

Santa Ana, California

STEC, INC.

PROXY

Annual Meeting of Shareholders, May 27, 2009

This Proxy is Solicited on Behalf of the Board of Directors of STEC, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 27, 2009 and the Proxy Statement and appoints Manouch Moshayedi and Raymond Cook, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of STEC, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, on Wednesday, May 27, 2009 at 8:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

Please detach and return in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” EACH OF THE OTHER LISTED PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect seven directors to serve on the Company’s Board of Directors until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

FOR ALL NOMINEES

WITHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES

Manouch Moshayedi

Mark Moshayedi

Dan Moses

F. Michael Ball

Rajat Bahri

Christopher W. Colpitts

Matthew L. Witte

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

To change your address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

FOR

AGAINST

ABSTAIN

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the election of the directors listed at left and “FOR” the other listed proposals.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

Please check here if you plan to attend the meeting.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.